Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2003 FIRST QUARTER RESULTS

First Quarter Net Revenue Increases 22%, Net Income Increases 68%

EPS Increases from $0.03 to $0.05

Univision Networks Reach Highest Audience Levels Ever in Primetime and Total Day

LOS ANGELES, CA, MAY 8, 2003 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the first quarter ending March 31, 2003, at the high end of its previous guidance.

FIRST QUARTER FINANCIAL RESULTS

Consolidated first quarter 2003 net revenue increased 22% to $261.7 million from $214.4 million in 2002.  Net income increased 68% to $12.8 million in 2003 from $7.6 million in 2002 and diluted earnings per share (EPS) increased to $0.05 in 2003 from $0.03 in 2002. Operating income in the 2003 first quarter increased 17% to $47.4 million from $40.6 million in 2002. Consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the 2003 first quarter increased 23% to $67.2 million from $54.8 million in 2002. See table on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term EBITDA from operating income, which is the most directly comparable GAAP financial measure.

Television revenue in the 2003 first quarter increased 11% to $231.5 million from $209.1 million in 2002, and EBITDA for Television in the 2003 first quarter increased 12% to $67.2 million from $60.1 million in 2002, despite the loss of an estimated $3.0 million in revenue and $2.0 million in operating income due to coverage of the war in Iraq.

	Three Months Ended March 31,
	Revenues		EBITDA
$ in Millions	2003	2002	2003	2002

Television	$231.5	$209.1	$67.2	$60.1
Music	27.5	2.7	3.6	(1.2)
Internet	2.7	2.6	(3.6)	(4.1)
Consolidated	$261.7	$214.4	$67.2	$54.8

	Consolidated Three Months Ended March 31,

$ in Millions (except per-share data)

2003

2002

Change

Net revenues	$261.7	$214.4	22%
Income available to common stockholders	12.8	7.6	68%
Diluted EPS on income available to common stockholders	0.05	0.03	67%

“We are extremely pleased with our record performance in the quarter, which was again fueled by outstanding revenue, operating income and net income growth,” said A. Jerrold Perenchio, Univision’s Chairman and Chief Executive Officer.  “Our results significantly outpace the performance in our industry, demonstrating the continued strength of our portfolio of businesses and the success of our recent initiatives, which have helped us further solidify our competitive position as the leading Spanish-language media company in the U.S.  We expect this strength and the increasing recognition by marketers of the importance of the Hispanic consumer to drive our performance throughout 2003.”

Ray Rodriguez, President and Chief Operating Officer, Univision Networks, said: “In addition to achieving record financial performance in the quarter, our television business also reached new milestones. Our Networks attracted all-time high primetime and total day audience levels while the audience delivery on the English-language Networks continues to decline.  Together, Univision and TeleFutura delivered more Hispanic viewers than ABC, CBS, NBC, FOX, WB, PAX and Telemundo, combined.”

SECOND QUARTER GUIDANCE

On a consolidated basis, Univision expects 2003 second quarter revenues to be essentially flat in a range between negative 1% and plus 1%, due to the effect of the World Cup revenue of $65.6 million in the second quarter of 2002. In the 2003 second quarter, operating income is expected to increase in the 25% to 33% range, depreciation and amortization will be approximately $21 million and EBITDA is expected to increase in the 16% to 20% range. Earnings per share is expected to increase from $0.09 in 2002 to between $0.13 and $0.14 in 2003.

PENDING RADIO ACQUISITION

On February 28, 2003, the stockholders of Univision and of Hispanic Broadcasting Corporation (“HBC”) approved the previously announced acquisition of HBC by Univision.  The transaction has been cleared by the Department of Justice under the Hart Scott Rodino Act and will close upon approval by the Federal Communications Commission.

TELEVISION BUSINESS

Univision Television Broadcast Networks Combined Highlights

During the first quarter, the Univision Broadcast Networks combined continued to experience significant viewership growth.  Audience level increases compared to the first quarter 2002 follow:

	Demographic	1st Qtr '03 Univision and TeleFutura % Audience Increase

Primetime	Adults 18-34	+13	%*
M-Su/7pm-11pm	Adults 18-49	+8	%*
	Women 18-49	+3%
	Men 18-49	+14	%*

Sign-on to Sign-off	Adults 18-34	+21	%*
M-Su/7am-2am	Adults 18-49	+15	%*
	Women 18-49	+12	%*
	Men 18-49	+19	%*

* Resulting in record 1st quarter audience level

Source: Nielsen Media Research

Univision Network Highlights

During the quarter, the Univision Network’s sign-on to sign-off audience reached all-time high levels, with its February Adult 18-34 and 18-49 viewership reaching the highest of any month in the Company’s history.  During the first quarter, Univision broadcast the #1 novela (“Entre el Amor y Odio”), #1 morning show (“Despierta America”), #1 newscast (“Noticiero Univision”), #1 talk show (“Cristina”), #1 variety program (“Don Francisco Presenta”), and #1 newsmagazines (“Aqui y Ahora” and “Ver Para Creer”) among Hispanic Households, Adults 18-34 and 18-49, and Persons 2+. Also in the first quarter, the Univision Network delivered the most popular programs in Spanish-language television across all demographics and dayparts, including 41 of the top 50 most-watched programs among Hispanic Households, all English and Spanish-language viewing sources considered.  The other programs in the top 50 were all related to the Super Bowl and the AFC Championship games.

Other highlights for the quarter included Univision’s broadcast of its annual music awards show “Premio lo Nuestro.” This year’s program was seen by more Hispanic Households than the Super Bowl.  Univision also demonstrated its position as the premier provider of essential news to the U.S. Hispanic Community with its news coverage of the war in Iraq. From the beginning of the war on March 19, 2003, through the end of the quarter, Univision’s Network newscast “Noticiero Univision” (6:30 p.m. weekday) Adult 18-49 ratings increased 12% compared to the week before the war started.

Local Univision Stations February Sweeps Highlights

According to Nielsen Station Index (NSI), Univision’s owned and operated stations continue to outperform their English and Spanish-language counterparts, capturing the #1 overall market position in several key markets and demographics during the February Sweeps period.  With ratings growth of over 30% sign-on to sign-off, Univision’s Los Angeles station was once again the leading station in the market, regardless of language, among Adults 18-34 and 18-49.  Univision stations in Miami and Fresno were also the top stations in their markets sign-on to sign-off among both Adults 18-34 and 18-49, while in Dallas, Houston and Phoenix, the Univision stations held the top spot among Adults 18-34.

Also in the February Sweeps, in the nation’s top three television markets of New York, Los Angeles and Chicago, Univision stations drew more total Adults 18-34 (Hispanic or non-Hispanic) than any other station (English or Spanish-language) in the highly competitive early evening local news race.  The same was true in Miami, San Francisco, Dallas, Houston, Phoenix, Fresno and Bakersfield.  In a number of these markets, including Los Angeles, Chicago and Miami, Univision’s early evening local news delivered more Adult 18-34 viewers than the combined viewers of the ABC, CBS and NBC newscasts.

According to Nielsen Hispanic Station Index (NHSI), which measures viewership in Hispanic homes in 18 markets, during the February Sweeps, all of the Univision Network’s owned and operated stations placed #1 in their markets among Hispanic Households, Adults 18-34, 18-49 and 25-54 across the entire broadcast day. The Univision stations in Los Angeles, Chicago, San Francisco, Dallas, Houston, Phoenix, Sacramento, San Antonio and Fresno delivered at least three times more Adult 18-49 viewers than the Telemundo station in each of those markets across the entire broadcast day.

TeleFutura Network Highlights

Officially one year on the air, TeleFutura continues to increase viewing to Spanish-language television and is now the #2 Spanish-language network (behind #1 Univision) among most major demographics in several key dayparts. In fact, TeleFutura is quickly becoming the Hispanic viewers’ choice over Telemundo during many primetime hours.

In the quarter, the TeleFutura Network attracted record sign-on to sign-off and primetime audience levels among Households, Adults 18-49 and 18-34. TeleFutura’s Adult 18-34 total day audience increased 68% and its Adult 18-49 audience increased 60%, compared to the 2002 first quarter.  During the same period, TeleFutura enjoyed Adult 18-49 viewership increases of 49% in primetime, 49% in daytime, 102% in early morning, 126% in early fringe and 52% in late fringe. TeleFutura continues to attract the youngest viewers for any 24-hour broadcast television network.  The Network’s total day median age is 29, and its primetime median age of 31 is younger than ABC, CBS, NBC, FOX, PAX, WB, UPN, Telemundo or Univision.

Local TeleFutura Stations February Sweeps Highlights

TeleFutura has continued to strengthen its position in local markets among all demographics throughout the day. According to NHSI, TeleFutura stations in Los Angeles, Chicago and San Francisco captured the #2 spot (behind #1 Univision) among Adults 18-34 across the entire broadcast day during the February Sweeps. TeleFutura stations are also #2, second only to Univision, among Adults 18-34 and Adults 18-49 on the weekends in Los Angeles, Miami (tie), Houston, Chicago, Dallas and San Francisco. In New York, Los Angeles, Miami, Houston, Chicago, Dallas and San Francisco, TeleFutura stations had a growth in viewership of at least 85% among Adults 18-34 sign-on to sign-off and in primetime during the February Sweeps, compared to the same period last year. In those same major markets, TeleFutura’s Adult 18-49 audience levels grew at least 65% in primetime and 50% sign-on to sign-off.

Galavisión Network Highlights

Univision’s cable network, Galavisión, continues to expand its lead as the #1 Spanish-language cable network, delivering unprecedented viewership growth and record primetime and total day audience levels in the quarter. Galavisión’s programming lineup, introduced April 2002, delivered triple-digit viewership increases in the quarter among the key Adult 18-49 demographic, including 100% in total day and 164% in primetime compared to 2002 first quarter. Galavisión delivered five times as many Adult 18-49 primetime viewers as its nearest cable competitor, Fox Sports en Español, and 21 times the number of viewers as mun2, in the first quarter. During February sweeps, Galavisión experienced viewership increases among Adults 18-49 of 152% in primetime, 86% in total day and 62% in daytime compared to February 2002 Sweeps.

In addition, most of Galavisión’s news programs saw significant audience level increases since the start of the war. War coverage on Galavision’s primetime news programs (“Nueva Vision” and “Noticiero con L. Ramos”) attracted more Hispanic Adults 18-49 than CNN, MSNBC, FOX News Channel, Headline News or CNBC did during weekday primetime.

MUSIC BUSINESS

Univision Music Group Highlights

During the first quarter, Univision Music Group labels (Univision Records, Fonovisa Records and Disa Records) represented approximately 37% of all Latin music sales in the U.S. Univision Records released several new albums this quarter, including those of multi-platinum recording icons Pepe Aguilar and Graciela Beltran, in addition to new pop artist Daniel René. In January, Univision Music Group entered into an exclusive agreement with Universal Music and Video Distribution for the distribution of all Fonovisa Records in the U.S and Mexico.

INTERNET BUSINESS

Univision Internet Highlights

Univision.com continued to build upon its position as the #1 Spanish-language website among U.S. Hispanics.  During the quarter, Univision.com’s page impressions grew 93% compared to the same period last year and 12% compared to the fourth quarter 2002.  Corresponding to this growth in site usage, Univision.com has also significantly grown its advertiser base, increasing the number of new advertisers by 68% compared to the same period last year.  Univision.com’s advertiser base includes major national corporations such as 20th Century Fox, AT&T Wireless, CableVision, Coke, Gateway, GM, HBO, Johnson & Johnson, Maybelline, Pepsi and Verizon.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Thursday, May 8, at 4:30 p.m. EDT.  The call can be accessed by dialing 913-981-5520.   Live audio of the conference call will also be accessible at www.vcall.com.  The call will be available on the website for twelve months and by replay for three months by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 414144.

# # #

Univision Communications Inc. (NYSE: UVN) is the premier Spanish-language media company in the United States.  Its operations include: Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 97% of U.S. Hispanic households; TeleFutura Network, the new 24-hour general-interest Spanish-language broadcast television network reaching 75% of U.S. Hispanic Households; Univision Television Group, which owns and operates 23 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 28 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Music Group, which includes the Univision Music label, Fonovisa Records label, and a 50% interest in Mexican based Disa Records label as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier internet company in the U.S. Hispanic market located at www.univision.com.  Univision Communications is headquartered in Los Angeles with network operations in Miami and television stations and sales offices in major cities throughout the United States.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Actual results may differ materially due to risks and uncertainties as described in Univision’s filings with the Securities and Exchange Commission.  Univision assumes no obligation to update forward-looking information contained in this press release.

(Financial Tables Follow)

UNIVISION COMMUNICATIONS INC.

The Company’s three months operating results were:

	Three Months Ended March 31,

$ in Millions (except per-share data)

2003

2002

Change

	(Unaudited)	(Unaudited)
Net revenues	$261.7	$214.4	22%
Net income available to common stockholders	12.8	7.6	68%

Basic EPS
Net income per share available to common stockholders	0.06	0.04	50%
Weighted average common shares outstanding	228.1	214.0

Diluted EPS
Net income per share available to common stockholders	0.05	0.03	67%
Weighted average common shares outstanding	257.4	252.4

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization and is therefore the sum of operating income plus depreciation and amortization. The Company has included EBITDA data because such data is commonly used as a measure of performance for broadcast companies and is also used by investors to measure a company’s ability to service debt and other cash needs.  EBITDA is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of EBITDA may vary among companies and industries it should not be used as a measure of performance among companies.

Below is a reconciliation of the non-GAAP term “EBITDA” from operating income, which is the most directly comparable GAAP financial measure.

	Three Months Ended March 31,
	2003
$ in Millions	Television	Music	Internet	Total
Operating income	$51.8	$0.5	$(4.9)	$47.4
Depreciation and Amortization	15.4	3.1	1.3	19.8
EBITDA	$67.2	$3.6	$(3.6)	$67.2

	2002
	Television	Music	Internet	Total
Operating income	$47.3	$(1.2)	$(5.5)	$40.6
Depreciation and Amortization	12.8	—	1.4	14.2
EBITDA	$60.1	$(1.2)	$(4.1)	$54.8

Univision Communications Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
$ in Millions	2003	2002
	(Unaudited)	(Unaudited)
Net revenues
Television and Internet services	$234.2	$211.7
Music products and publishing	27.5	2.7
Total net revenues	261.7	214.4
Direct operating expenses of television and Internet services	102.7	90.8
Direct operating expenses of music products and publishing	15.4	1.6
Total direct operating expenses (excluding depreciation expense)	118.1	92.4
Selling, general and administrative expenses (excluding depreciation expense)	76.4	67.2
Depreciation and amortization	19.8	14.2
Operating income	47.4	40.6
Interest expense	18.6	21.4
Loss (gain) on change in Entravision ownership interest	0.3	(1.8)
Equity loss in unconsolidated subsidiaries / other	6.5	6.7
Amortization of deferred financing costs	0.9	1.0
Income before taxes	21.1	13.3
Provision for income taxes	8.3	5.7
Net income available to common stockholders	$12.8	$7.6

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions, except share and per-share data)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash	$44.3	$35.7
Accounts receivable, net	211.1	238.6
Program rights	40.0	36.4
Deferred tax assets	14.6	14.6
Prepaid expenses and other	58.0	59.7
Total current assets	368.0	385.0

Property and equipment, net	469.7	477.8
Intangible assets, net	1,477.0	1,425.2
Goodwill, net	514.3	506.4
Deferred financing costs, net	16.3	17.3
Program rights	36.9	36.7
Investments in unconsolidated subsidiaries	508.1	517.2
Other assets	34.6	36.8
Total assets	$3,424.9	$3,402.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$156.1	$160.4
Income taxes	0.2	2.1
Accrued interest	12.4	20.6
Accrued license fees	13.1	11.8
Deferred advertising revenues	4.3	4.3
Program rights obligations	17.1	18.6
Current portion of long-term debt and capital lease obligations	5.5	5.4
Total current liabilities	208.7	223.2

Long-term debt including accrued interest	1,371.9	1,353.3
Capital lease obligations	77.5	78.9
Deferred advertising revenues	8.6	9.7
Program rights obligations	29.6	32.9
Deferred tax liabilities	128.1	115.5
Other long-term liabilities	28.4	30.8
Total liabilities	1,852.8	1,844.3

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 229,185,775 and 229,129,275 shares issued including shares in treasury at March 31, 2003 and December 31, 2002, respectively)	2.3	2.3
Paid-in-capital	1,221.0	1,219.9
Retained earnings	370.8	358.0
Currency translation adjustment	0.2	0.1
	1,594.3	1,580.3
Less common stock held in treasury (1,017,180 shares at cost at March 31, 2003 and December 31, 2002)	(22.2)	(22.2)
Total stockholders’ equity	1,572.1	1,558.1
Total liabilities and stockholders’ equity	$3,424.9	$3,402.4

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31,

(Unaudited)

$ in Millions	2003	2002

Net income	$12.8	$7.6
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	16.6	13.9
Loss on sale of fixed assets	—	0.2
Equity loss in unconsolidated subsidiaries	6.9	4.7
Amortization of intangible assets and deferred financing costs	4.1	1.3
Deferred income taxes	3.3	2.8
Non-cash items	(1.0)	(1.0)
Changes in assets and liabilities:
Accounts receivable	27.5	(3.7)
License fees payable	33.0	28.4
Payment of license fees	(31.8)	(27.6)
Program rights	1.2	(23.6)
Prepaid expenses and other assets	(10.8)	2.0
Accounts payable and accrued liabilities	(6.3)	(12.3)
Income taxes	12.5	(31.3)
Income tax benefit from options exercised	0.3	21.8
Accrued interest	(8.2)	(5.5)
Program rights obligations	(4.9)	23.2
Other, net	(2.5)	0.5
Net cash provided by operating activities	52.7	1.4

Cash flow from investing activities:
Station acquisitions	(53.0)	(652.2)
Capital expenditures	(11.3)	(31.0)
Investment in unconsolidated subsidiaries	2.2	(0.1)
Proceeds from sale of fixed assets	—	0.2
Net cash used in investing activities	(62.1)	(683.1)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	106.0	360.0
Repayment of long-term debt	(88.8)	(61.2)
Exercise of options	0.8	26.4
Increase in deferred financing costs	—	(0.1)
Net cash provided by financing activities	18.0	325.1

Net increase (decrease) in cash	8.6	(356.6)
Cash beginning of period	35.7	380.8

Cash end of period	$44.3	$24.2

Supplemental disclosure of cash flow information:
Interest paid	$25.7	$26.1
Income taxes (refunded) paid	$(6.9)	$12.2